Richard H. Kirk Vice President, Corporate Counsel
The Prudential Insurance Company of America 213 Washington Street, Newark, NJ 07102-2917 Tel 203-925-3707 richard.kirk@prudential.com

April 20, 2026

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Pruco Life Insurance Company
Post-Effective Amendment to Registration Statement on Form N-4
File Nos. 333-288862

Members of the Commission:

I have acted as counsel to Pruco Life Insurance Company (the “Company”) in connection with the filing of the Post-Effective Amendment to the above-referenced Registration Statement on Form N-4 under the Securities Act of 1933. Such Registration Statement relates to the contracts, riders, and endorsements (collectively, the “Contracts”) for the registered index-linked annuity to be sold through certain selling broker-dealers.

I have examined or caused to be examined such documents and reviewed or caused to be reviewed such questions of law as I considered necessary and appropriate for the purpose of rendering this opinion. In particular, I have reviewed the establishment of the Index Strategies Separate Account (the “Index Account”) by the Board of Directors of the Company as a non-insulated, non-unitized separate account for assets related to certain index-linked crediting strategies under the Contracts. On the basis of such examination and review, it is my opinion that:

(1) the Company is duly organized under the laws of the State of Arizona and is a validly existing corporation;

(2) the Index Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of the State of Arizona law; and

(4) the Contracts, when issued in accordance with the Registration Statements on Form N-4, will constitute legal, validly-issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

Sincerely,

/s/ Richard H. Kirk
Richard H. Kirk
Vice President, Corporate Counsel